BBSI Redeems All Preferred Stock for $34.8 Million in Cash and Portion of a New $24 Million Revolving Credit Facility

VANCOUVER, Washington, September 24, 2012 – Barrett Business Services, Inc. (BBSI) (NASDAQ: BBSI), a leading provider of business management solutions, announced the redemption of all outstanding shares of its Series A nonconvertible, non-voting, redeemable preferred stock for $34.8 million. The company funded the redemption using a combination of cash on hand and availability under a new revolving credit facility provided by its principal bank.

The preferred stock was issued as partial payment for the company’s March 28, 2012 repurchase of 2,485,929 shares of its common stock held by the Estate of William W. Sherertz and 500,000 common shares held by Nancy Sherertz. By redeeming the preferred stock within six months of issuance, BBSI was not required to pay a semi-annual dividend of approximately $870,000 due September 28, 2012.

BBSI also entered into a five year credit agreement effective September 18, 2012 with its principal bank for a revolving reducing secured loan, initially for a maximum amount of $24.0 million. The company is also negotiating with its principal bank for a term loan in the amount of approximately $6.0 million to be secured by BBSI’s corporate office building in Vancouver, WA, which is expected to be finalized in October 2012 and will increase the total credit facility to approximately $30.0 million. Advances under the revolving reducing loan bear interest, at the company’s option, at either a fixed rate for a term selected by BBSI from time-to-time or a fluctuating rate. In each case, the rate is calculated based on LIBOR plus 1.75%.

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. BBSI works with more than 3,000 clients across all lines of business in 23 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance are forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause BBSI's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the company's service areas, the effect of changes in its mix of services on gross margin, the company's ability to retain current customers and attract new customers, the availability of financing or other sources of capital, future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the company’s primary markets, the collectability of accounts receivable, and the effect of conditions in the global capital markets on the company’s investment portfolio, among others. Other important factors that may affect the company’s future prospects are described in its 2011 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the company, readers should keep in mind that forward-looking statements may be less reliable than historical information. BBSI undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Investor Relations:

Liolios Group, Inc.

Cody Slach

Tel 949-574-3860

BBSI@liolios.com

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